PHOTRONICS, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	August 2,	November 2,
	2015	2014
Assets

Current assets:
Cash and cash equivalents	$191,562	$192,929
Accounts receivable	104,701	94,515
Inventories	23,266	22,478
Other current assets	21,037	26,570

Total current assets	340,566	336,492

Property, plant and equipment, net	568,921	550,069
Investment in joint venture	93,040	93,122
Intangible assets, net	26,280	30,294
Other assets	17,284	19,206

	$1,046,091	$1,029,183

Liabilities and Equity

Current liabilities:
Current portion of long-term borrowings	$16,577	$10,381
Accounts payable and accrued liabilities	144,959	128,736

Total current liabilities	161,536	139,117

Long-term borrowings	118,457	131,805
Other liabilities	20,051	18,767

Photronics, Inc. shareholders’ equity	628,771	628,050
Noncontrolling interests	117,276	111,444
Total equity	746,047	739,494

	$1,046,091	$1,029,183